EXHIBIT 99.1

Stock Yards Bancorp Increases Quarterly Cash Dividend to $0.28 Per Common Share

LOUISVILLE, Ky., Aug. 18, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, announced that its Board of Directors increased its cash dividend to $0.28 per common share. The dividend will be paid on October 1, 2021, to stockholders of record as of September 20, 2021.

Commenting on the announcement, James A. (Ja) Hillebrand, Chairman and Chief Executive Officer, said, “On the heels of our completed Kentucky Bancshares acquisition and newly announced Commonwealth Bancshares acquisition, we are pleased to increase our cash dividend rate as part of our continued efforts to maximize returns for our shareholders. With this announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 14 times since 2012, resulting in a cumulative increase of 110% over that time. The increased dividend highlights our Company’s strong performance, our solid capital position and the attractive growth opportunities we see ahead.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc. with $6.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards, visit the Company’s website.

Contact:	T. Clay Stinnett
Executive Vice President, Treasurer
and Chief Financial Officer
(502) 625-0890